UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2025

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38363	84-3235695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2014 Champions Gateway, Suite 100

Canton, OH 44708

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 458-9176

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOFV	Nasdaq Capital Market
Warrants to purchase 0.064578 shares of Common Stock	HOFVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2025, Michael Crawford informed the Board of Directors of Hall of Fame Resort & Entertainment Company (the “Company”) that he intends to resign as President, Chief Executive Officer, and Chairman of the Board of Directors. The resignation is not due to any disagreement with the Company on any matter related to its operations, policies, or practices. Mr. Crawford is resigning to pursue another career opportunity. The Board has begun the process of recruiting and evaluating candidates to succeed Mr. Crawford.

Mr. Crawford and the Company and its subsidiary HOF Village Newco, LLC (collectively, the “Parties”) have entered into a Retention and Consulting Agreement, dated March 18, 2025 (the “Retention and Consulting Agreement”), which provides that Mr. Crawford shall be paid an aggregate retention bonus of $300,000, including $73,000 for the agreed-upon value of unused accrued vacation, payable in increments of $100,000 on each of March 31, 2025, April 30, 2025, and May 31, 2025, provided that Mr. Crawford continues to serve as President, Chief Executive Officer, and Chairman of the Board through May 18, 2025 (the “Employment Termination Date”). Until the Employment Termination Date, Mr. Crawford would also continue to receive his base salary and other benefits due under the Amended and Restated Employment Agreement among the Parties dated November 22, 2022, as amended by Amendment to Amended and Restated Employment Agreement, effective May 1, 2023 (as amended, the “Employment Agreement”). Mr. Crawford agrees his termination of employment on the Employment Termination Date will constitute neither termination by the Company without cause nor termination by Mr. Crawford for good reason under the Employment Agreement. No sooner than the Employment Termination Date, and no later than 14 days after the Employment Termination Date, Mr. Crawford shall deliver to the Company an effective and irrevocable general release of claims.

Under the Retention and Consulting Agreement, Mr. Crawford will provide up to 10 hours per week of consulting services to the Company between the Employment Termination Date and August 18, 2025 (the “Consulting Period”). During the Consulting Period, the Company shall pay Mr. Crawford a consulting fee of $500 per hour. During the Consulting Period, Mr. Crawford shall all times be an independent contractor. Effective upon the commencement of the Consulting Period, the Retention and Consulting Agreement will supersede and replace the Employment Agreement, which will be of no further effect, except that Section 4 of the Employment Agreement shall remain in full force and effect. Section 4 includes provisions addressing non-competition, non-solicitation and confidentiality, among other terms. Following the Employment Termination Date, Mr. Crawford shall not be entitled to receive any employment benefits from the Company and shall not be eligible to participate in any benefit programs of the Company, including but not limited to health insurance, vacation, sick leave, life insurance, pension or retirement plans, disability programs, or other benefits, benefit plans or benefit programs.

To protect the Company’s confidential information (“Company Confidential Information”), Mr. Crawford covenants and agrees in the Retention and Consulting Agreement that Mr. Crawford will at all times hold the Company Confidential Information in confidence, will take all reasonable and necessary measures to prevent the disclosure of the Company Confidential Information. Mr. Crawford further acknowledges that all Company Confidential Information is and shall remain the sole, exclusive, and valuable property of the Company and that Crawford has and shall acquire no right, title, or interest therein.

By and in consideration of the Company’s entering into the Retention and Consulting Agreement, Mr. Crawford shall not, during the Consulting Period and for a period of six months after termination of the Retention and Consulting Agreement, engage in competition with the Company. “Competition” for purposes of this agreement means owning, operating, or otherwise providing services to a pro sports themed destination resort that includes entertainment and media components. By and in consideration of the Company’s entering into the Retention and Consulting Agreement, Mr. Crawford shall not, during the Consulting Period and for a period of 12 months thereafter: (i) directly or indirectly hire, induce, or solicit for employment any person who is, or within 12 months prior to the date of such hiring, inducement, or solicitation was, an employee of the Company; or (ii) induce or solicit (or assist any person or entity to induce or solicit) any person who is an employee of the Company to terminate his/her employment relationship with the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

	By:	/s/ Michael Crawford
		Name:	Michael Crawford
		Title:	President and Chief Executive Officer

Dated: March 18, 2025

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